Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:
Annette Busateri
+ 1 414.906.7490
Annette.Busateri@manpowergroup.com

ManpowerGroup Names Darryl Green ManpowerGroup’s First Chief Operating Officer and Ram Chandrashekar Executive Vice President

MILWAUKEE (11 FEBRUARY 2014) – ManpowerGroup (NYSE: MAN) announced today that Darryl Green has been promoted to ManpowerGroup’s president and chief operating officer (COO), reporting to Jonas Prising, who today was elected as ManpowerGroup’s chief executive officer (CEO). Both appointments are effective May 1, 2014. Green is currently president and executive vice president, Asia Pacific Middle East and Northern Europe. Sriram “Ram” Chandrashekar has also been promoted to executive vice president, effective immediately.

ManpowerGroup has appointed its first COO to ensure the continuance and acceleration of operational performance.  As ManpowerGroup COO, Green will have responsibility for ManpowerGroup’s four regions – Americas, Asia Pacific Middle East, Southern and Northern Europe. “Darryl is a strong commercial business leader who will focus on driving growth with the disciplined execution needed to deliver world class performance,“ said Jeff Joerres, chairman and CEO of ManpowerGroup. “Darryl has an exceptional track record of consistently delivering results. This coupled with his deep knowledge of emerging markets and ability to craft sophisticated client solutions will greatly enhance ManpowerGroup’s performance and enable us to effectively deliver innovative workforce solutions to our clients.”

Sririam “Ram” Chandrashekar will take on the added responsibility of president, Asia Pacific Middle East, effective immediately. Chandrashekar is currently the senior vice president Operational Excellence and IT and was previously the COO for Asia Pacific Middle East. “Under Ram’s strong leadership we improved our operational performance in 2013 and delivered more value from our IT assets,” Joerres said.  “Ram’s experience as COO, Asia Pacific Middle East, and working around the world to improve our operational performance, will allow him to smoothly transition into the added responsibilities of running the Asia Pacific Middle East Region while continuing to drive momentum in our operational and IT performance globally.”

“I look forward to working with Darryl and Ram and the entire ManpowerGroup leadership team in my new role as CEO,” said Jonas Prising.  “We have an extraordinarily talented team who has worked together closely over the last years to improve our operational performance and we are well positioned for future success.”

About ManpowerGroup

ManpowerGroup™ (NYSE: MAN) is the world leader in innovative workforce solutions that ensure the talent sustainability of the world’s workforce for the good of companies, communities, countries, and individuals themselves. Specializing in solutions that help organizations achieve business agility and workforce flexibility, ManpowerGroup leverages its 65 years of world of work expertise to create the work models, design the people practices and access the talent sources its clients need for the future. From staffing, recruitment, workforce consulting, outsourcing and career management to assessment, training and development, ManpowerGroup delivers the talent to drive the innovation and productivity of organizations in a world where talentism is the dominant economic system. Every day, ManpowerGroup connects more than 630,000 people to work and builds their experience and employability through its relationships with 400,000 clients across 80 countries and territories. ManpowerGroup’s suite of solutions is offered through ManpowerGroup™ Solutions, Manpower®, Experis™ and Right Management®. ManpowerGroup was named one of the World’s Most Ethical Companies for the third consecutive year in 2013, confirming our position as the most trusted brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible at www.manpowergroup.com. Follow ManpowerGroup Chairman and CEO Jeff Joerres on Twitter: Twitter.com/manpowergroupjj